Exhibit 4.2

EQUITY RESIDENTIAL
ARTICLES OF AMENDMENT
Equity Residential, a Maryland real estate investment trust (the “Trust”), organized under Title 8 of the Corporations & Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), having its principal office in the State of Maryland in Harford County, Maryland hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Section 1.1 of Article I of the Declaration of Trust (as amended and restated, the “Declaration”) is hereby amended by striking out Section 1.1 of the Declaration in its entirety and inserting in lieu thereof the following to effectuate a change in the name of the Trust”
“The name of the trust (hereinafter called the “Trust”) is:
 Vivmark Residential”
SECOND: Section 5.1 of Article V of the Declaration is hereby amended to increase the total number of Shares (as defined therein) which the Trust has authority to issue to 2,100,000,000 shares, par value $0.01 per share, and to increase the number of Common Shares (as defined therein) that the Trust has authority to issue to 2,000,000,000.
THIRD: The amendment to Section 1.1 of the Declaration (the “Amendment First”) as set forth above has been duly adopted and approved by at least a majority of the entire Board of Trustees of the Trust in the manner required by the Maryland REIT Law and the Declaration. The foregoing Amendment First is made without action by the shareholders of the Trust, pursuant to Section 8-501(e)(2) of the Maryland REIT Law. The amendment to Section 5.1 of the Declaration (the “Amendment Second,” and together with Amendment First, the “Amendment”) as set forth above has been duly adopted and advised by the Board of Trustees of the Trust in the manner and by the vote required by the Maryland REIT Law and the Declaration and approved by the requisite vote of the shareholders of the Trust in the manner and by the vote required by the Maryland REIT Law and the Declaration.
THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this Amendment was 1,100,000,000, consisting of 1,000,000,000 Common Shares, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”).
FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to this Amendment is 2,100,000,000, consisting of 2,000,000,000 Common Shares, $0.01 par value per share, and 100,000,000 Preferred Shares, par value $0.01 per share. The aggregate par value of all shares of beneficial interest for which the Trust has authority to issue immediately prior to this Amendment is $11,000,000 and immediately after giving effect to this Amendment is $21,000,000.
FIFTH: The undersigned President and Chief Executive Officer of the Trust acknowledges this Amendment to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused this Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Corporate Secretary on this 17th day of August, 2026.
ATTEST:		EQUITY RESIDENTIAL

By:	/s/ Scott Fenster	By:	/s/ Mark J. Parrell
Name: Scott Fenster		Name: Mark J. Parrell
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: President and Chief Executive Officer

[Signature Page to Equity Residential - Articles of Amendment]